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                                                                      EXHIBIT 11

                           MFN FINANCIAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

                (Dollars in thousands, except per share amounts)

                                                              Nine Months Ended
                                                              December 31, 1999
                                                              -----------------
BASIC
  Net income.................................................    $    20,529
  Average common shares outstanding..........................     10,000,000
  Earnings before extraordinary credit.......................    $      1.90
  Extraordinary gain from early retirement of debt...........           0.15
                                                                 -----------
  Earnings per common share..................................    $      2.05
                                                                 ===========
DILUTED
  Net income.................................................    $    20,529
  Average common shares and common share equivalents
   outstanding...............................................     10,000,661
  Earnings before extraordinary credit.......................    $      1.90
  Extraordinary gain from early retirement of debt...........           0.15
                                                                 -----------
  Earnings per common share..................................    $      2.05
                                                                 ===========

   Due to the Company's emergence from the Voluntary Case and the implementation of Fresh Start Reporting, the presentation of earnings per share for the Predecessor Company is not meaningful.